As filed with the Securities and Exchange Commission on September 29, 2008
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAP FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	6199	26-2936813

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

460 West 34th Street, 10th Floor
New York, New York 10001
Telephone: (212) 629-1955
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Incorporator
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, New York 11580
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 per share	500,000	$ 1.00	$500,000	$19.65

Total	500,000	$500,000	$500,000	$19.65

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Represents up to a maximum of 500,000 shares of common stock, par value $0.0001 per share, to be offered and sold by the registrant.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2008

Map Financial Group, Inc.

500,000 Shares of Common Stock

This prospectus relates to the initial public offering of Map Financial Group, Inc. We are offering 500,000 newly-issued shares of common stock, par value $0.001 per share. The shares will be offered and sold at a price of $1.00 per share. They will be offered on a “best efforts basis.” The shares will be offered and sold by the directors and officers of Map Financial Group, Inc. on its behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus and terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. Map Financial Group reserves the right to terminate the offering at an earlier date, in its sole discretion, even if no shares are sold.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be eligible for trading on the Over-The-Counter Bulletin Board or a similar electronic inter-dealer quotation system. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2008

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Map Financial Group, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Map Financial Group, Inc. was incorporated under the laws of the State of Nevada on June 27, 2008, to act as a holding company for five indirect, wholly-owned operating subsidiaries that provide micro lending services in the Caribbean. On August 29, 2008 we completed the acquisition of FastCash International Limited, a British Virgin Islands company, in exchange for 10 million shares of our common stock. FastCash International is a holding company of our five indirect, wholly-owned subsidiaries that operate micro lending services in the Caribbean. Through the wholly-owned subsidiaries of FastCash International, we offer short term micro loans to employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada. Revenues (unaudited) from January 1, 2008 to July 31, 2008 generated by those wholly-owned operating subsidiaries were $758,960, with a net profit of $198,610.

Our executive offices are currently located at 460 West 34th Street, 10th Floor, New York, New York 10001. We do not have an internet website at this time.

The Offering

Securities offered:	500,000 shares of common stock, to be issued and sold by the Company.

Offering price :

$1.00 per share. The $1.00 offering price represents a significant premium over the $0.001 per share offering price for our shares of common stock in the private placement that we completed on July 31, 2008. We believe that the higher offering price is appropriate because the shares of our common stock offered hereby will be registered for public trading.

Shares outstanding prior to offering:	20,000,000 shares of common stock.

Shares outstanding after offering:	20,500,000 shares of common stock, if we are successful at selling all the shares offered hereby.

Our executive officers and directors currently beneficially own 91% of our outstanding common stock. In addition, Mr. Jonathan Chesky Malamud, our CEO, President and a director, holds proxies entitling him to vote 100% of the outstanding stock. As a result, our executive officers and directors have complete control over all matters submitted to our stockholders for approval.

Market for the common shares:

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:

If we are successful at selling the maximum of 500,000 shares we are offering, our gross proceeds from this offering will be $500,000. We intend to use these proceeds towards marketing, general and administrative expenses and working capital. See the section below entitled “Use of Proceeds.”

Offering Period

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus and terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

Summary Consolidated Financial Information

The following tables set forth (i) Map Financial Group’s summary consolidated, audited financial information for the period from June 27, 2008 (inception) through July 31, 2008, (ii) Map Financial Group’s summary pro forma, consolidated, unaudited financial information for the seven months ended July 31, 2008, and (iii) summary, combined, audited financial information for the year ended December 31, 2007 of FastCash International Limited and its five active and one inactive wholly-owned subsidiaries: Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd. and FastCash Dominica Ltd. (inactive).

Map Financial Group’s summary pro forma, consolidated, unaudited financial information for the seven months ended July 31, 2008 has been prepared to illustrate the effect of the acquisition by Map Financial Group of FastCash International Limited and its five active and one inactive wholly-owned subsidiaries. The summary pro forma, consolidated, unaudited financial information is derived from, it should be read in conjunction with, and it is qualified in its entirety by reference to Map Financial Group’s consolidated financial statements, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operation included elsewhere in this Prospectus. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and general practices within the financial services industry. See Note 2 to Map Financial Group’s Consolidated Financial Statements. Map Financial Group uses the United States dollar as its reporting currency and in this Prospectus (unless otherwise indicated).

Summary Consolidated Financial Information

	Map Financial Group, Inc. Consolidated Statement of Operations Data For the Period From June 27, 2008 (inception) through July 31, 2008 (Audited)	Map Financial Group, Inc. Consolidated, Pro forma Statement of Operations Data For the Seven Months Ended July 31, 2008 (Unaudited)

FastCash International
Limited, Financial
Services Inc., FastCash
(Antigua) Limited,
FastCash (St. Lucia)
Ltd., CashExpress Ltd.,
FastCash Ltd. and
FastCash Dominica Ltd.
(inactive)
Combined Statement of
Operations Data
For the Year Ended
December 31, 2007
(Audited)

Income	$—	$758,960	$476,922
Expenses	$—	$343,838	$402,012
Operating Profit	$—	$415,122	$74,910

Net Profit (Loss)	$—	$198,610	$(43,394)

Net profit (Loss) per share:
Basic and diluted	$—	$0.010	$(0.868)

Weighted average number of Common shares outstanding	20,000,000	20,000,000	50,000

	Map Financial Group, Inc. Consolidated Balance Sheet Data July 31, 2008 (Audited)	Map Financial Group, Inc. Consolidated, Pro forma Statement of Operations Data July 31, 2008 (Unaudited)

FastCash International
Limited, Financial
Services Inc., FastCash
(Antigua) Limited,
FastCash (St. Lucia)
Ltd., CashExpress Ltd.,
FastCash Ltd. and
FastCash Dominica Ltd.
(inactive)
Combined Balance
Sheet
December 31, 2007
(Audited)

Current Assets	$1,984,092	$1,984,092	$1,239,083

Total Assets	$2,027,373	$2,027,373	$1,278,479

Total Current Liabilities	$1,815,441	$1,815,441	$1,257,618

Total Liabilities	$1,815,441	$1,815,441	$1,275,157

Stockholders’ Equity	$211,932	$211,932	$3,332

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

We may never be able to effectuate our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

Map Financial Group was established on June 27, 2008, to act as a holding company for five indirect, wholly-owned operating subsidiaries that provide micro lending services in the Caribbean. Our operations to date have been focused on organizational, start-up, and fund-raising activities and our acquisition of FastCash International Limited. While our operating subsidiaries have been profitable, they have limited operating histories and the combination of the businesses of the subsidiaries occurred in July 2008. There can be no assurance that management will be able to integrate these businesses profitably or will be successful in combining and implementing our operating or growth strategies. The revenue and income potential of our proposed business and operations is unproven, as the lack of operating history on a consolidated basis makes it difficult to evaluate the future prospects of our business. Failure to properly integrate these businesses and to implement our strategies could have a material adverse effect on our operating results.

Since repayment in full of our working capital loan facility is due on June 30, 2010, we might find ourselves in a position that we can not lend any additional micro loans. This situation would significantly impact our operations.

The Master Loan Agreement among MapCash Management, Ltd., FastCash International Limited and all its subsidiaries, pursuant to which FastCash International and the subsidiaries can borrow up to $10,000,000, is due and payable on June 30, 2010. If we are unable to generate sufficient cash flows from operations, we will continue to be dependent on this credit facility. After June 30, 2010 we will not be able to make any additional loans until we enter into another credit facility or locate another source of financing. There can be no assurance that we will be able to enter into another credit facility after June 30, 2010 or locate another source of funding. If we cannot secure a new credit facility or locate another source of funding and, as a result, cannot continue making loans after our existing credit facility matures, there would be a material adverse effect on our financial condition and results of operations and our stockholders may lose their entire investment in us.

If Ice Assets, LLC refuses to advance funds to MapCash Management, Ltd., MapCash Management might not be able to advance funds to us under the Master Loan Agreement and we will not be able to continue making micro loans. This situation would significantly impact our operations.

MapCash Management, Ltd. obtains the funds required to make loans to FastCash International and its subsidiaries under the Master Loan Agreement pursuant to a $10,000,000 Line of Credit agreement between MapCash Management and Ice Assets, LLC, a New York limited liability company which is 50% owned by Joel Zev Drizin, a director of ours. The terms of the $10,000,000 Line of Credit agreement provide, among other things, that Ice Assets has sole and absolute discretion with respect to any advances to MapCash Management. If Ice Assets refuses to advance funds to MapCash Management under the $10,000,000 Line of Credit agreement and if MapCash Management is unable to secure an alternative source of funding, MapCash Management might not be able to advance funds to us under the Master Loan Agreement. In any such event, if we cannot secure an alternative source of funding we will not be able to continue making micro loans and that would have a material adverse effect on our financial condition and results of operations.

If we are unable to obtain additional financing, our business operations will be harmed. Even if we do obtain additional financing then our existing shareholders may suffer substantial dilution.

We require additional funds to operate our business and anticipate that we will require a minimum of $1,314,000 to fund our continued operations for the next twelve months. In addition, we have outstanding obligations to be paid in the next twelve months equaling $148,876, and our five indirect, wholly-owned operating subsidiaries have an obligation to repay an aggregate of $1,540,031 on demand pursuant to outstanding $1,000,000 principal amount revolving loan promissory notes made by each subsidiary in favor of MapCash Holdings, LLC. Although our indirect, wholly-owned operating subsidiaries are parties to the $10,000,000 Master Loan Agreement with MapCash Management, we currently have no definitive plan as to how we intend to raise the funds required to operate our business for the next twelve months and satisfy our outstanding obligations. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our plans which could result in us not becoming profitable. If we have to issue stock, such additional equity financing may involve substantial dilution to our then existing shareholders.

We are subject to any new or additional laws enacted by foreign governments.

Based on legal opinions that we have received, we believe that we are not presently subject to the banking and financial institution laws and regulations of the Caribbean countries in which we operate. However, foreign governments may impose new or additional rules on offering short term micro loans, including regulations which (i) regulate the interest rate which we can charge on the loans we make; (ii) prohibit transactions in, to or from certain countries, governments, nationals and individuals or entities; (iii) impose additional identification, reporting or recordkeeping requirements; (iv) limit or restrict the revenue which may be generated from such loans; (v) require additional disclosures to the borrowers; or (vi) require a license to lend money. In addition, we are subject to all other laws and regulations of the foreign countries in which we operate. Such legislation may curtail our operations, reduce the amount of profits we make on loans and otherwise have an adverse impact on our operations. We may not have the resources to obtain any new license requirements imposed by any regulatory agencies which have jurisdiction over our business.

If we lose the services of key members of our management team, we may not be able to execute our business strategy effectively.

The success of our business is dependent on the services of our officers and directors, particularly Mr. Jonathan Chesky Malamud, our CEO and President, Mr. Robert Tonge, our COO, and Mr. Samuel Rosenberg, our CFO. The services of these individuals are critical to our overall management and operations as well as our strategic direction. None of these individuals are required to work exclusively for us, and we do not have any agreements, written or otherwise, with any of these individuals. We do not have any key-man life insurance policies. The loss of any of our management or key personnel could materially harm our business.

If we lose the services of NBL Technologies Inc., we may not be able to execute our business strategy effectively.

Each of our operating subsidiaries is a party to a three year services agreement with NBL Technologies Inc., a Belizean corporation that is controlled by our Chief Operating Officer, Robert Tonge. Pursuant to these agreements, NBL Technologies provides personnel management, facilities and equipment management and other services to our operating subsidiaries. If we are unable to obtain these services from NBL Technologies for any reason and are unable to secure an alternative provider of these services, we will not be able to execute our business strategy effectively and our stockholders may lose their entire investment in us.

Our executive officers beneficially own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Our officers and directors presently own 91% of our outstanding common stock. In addition, Mr. Jonathan Chesky Malamud, our CEO, President and a director, holds proxies entitling him to vote 100% of the outstanding stock. As a result, our executive officers have complete control over all matters submitted to our stockholders for approval including the following matters: election of our board of directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us. Other stockholders may find the corporate decisions influenced by our executive officers are inconsistent with the interests of other stockholders. In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot manage the affairs of the company in accordance with such stockholders’ wishes.

Our officers have no experience in managing a public company, which increases the risk that we will be unable to establish and maintain all required disclosure controls and procedures and internal controls over financial reporting and meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. Although our officers have substantial business experience, they have no experience in managing a public company. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because our officers have no prior experience with the management of a public company, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Risk Factors Relating to Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 500 million shares of common stock, par value $.001 per share, of which 20 million shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission (“SEC”) and the trading market in our securities will in all likelihood be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our independent auditor has not reviewed management’s valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a Registration Statement with the SEC. There can be no assurances as to whether, subsequent to registration with the SEC:

•	any market for our shares will develop;

•	the prices at which our common stock will trade; or

•

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the outstanding shares of our common stock held by present stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, they may be resold only pursuant to an effective registration statement or pursuant to the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. On November 15, 2007, the Securities and Exchange Commission adopted changes to Rule 144, which shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons. The changes became effective in February 2008. Rule 144 provides, in essence, that a shareholder that is not affiliated with the issuer (and has not been an affiliate of the issuer for at least 90 consecutive days prior to the sale) who has held restricted securities for a prescribed period may, under certain conditions, sell an unlimited number of the issuer’s restricted securities so long as the issuer has filed all reports and other material required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable, during the preceding 12 months. With respect to affiliates, Rule 144 provides that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over the Counter Bulletin Board (“OTCBB”) (if and when our shares are listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of the revisions to Rule 144, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the Company has filed its required reports with the SEC. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of “blank check” preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue any such shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If this offering is successful, we will become a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934. As a result, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $200,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because all our directors are non-independent, we do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

THE OFFERING

This prospectus relates to the offering and sale by us of up to an aggregate of 500,000 shares of the Company’s common stock, par value $0.001 per share. Such shares will be offered and sold at a price of $1.00 per share.

The shares will be offered on a “best efforts basis.” The shares will be sold by our directors and officers on our behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

USE OF PROCEEDS

If the sale of the maximum amount of shares being offered herein is achieved, of which there is no assurance, we estimate that the net proceeds from this offering will be approximately $400,000, after deducting $100,000 for estimated offering expenses, which include legal and accounting fees.

The proceeds are expected to be disbursed, in the priority set forth below, during the first twelve (12) months after the successful completion of the offering as set forth in the table below. The table below sets forth the use of proceeds if only 250,000 shares and if all 500,000 shares are sold.

	Sale of 250,000 Shares	Sale of 500,000 Shares

Gross Proceeds:	$250,000	$500,000
Offering Expenses:	$100,000	$100,000
Net Proceeds:	$150,000	$400,000

The net proceeds will be used as follows:

Marketing:	$30,000	$80,000

Working Capital:	$120,000	$320,000

Totals:	$150,000	$400,000

That portion of the net proceeds not required for immediate expenditure may be deposited into an interest-bearing account or invested in short-term government notes, treasury bills, or similar obligations of financial institutions, at the sole discretion of the Company.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our Company will be offering the shares of common stock being covered by this prospectus at a price of $1.00 per share. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The $1.00 offering price represents a significant premium over the $0.001 per share offering price for our shares of common stock in the private placement that we completed on July 31, 2008. We believe that the higher offering price is appropriate because the shares of our common stock offered hereby will be registered for public trading.

The offering price was determined arbitrarily based on a determination of the Board of Directors of the price at which they believed investors would be willing to purchase the shares. Additional factors that were included in determining the offering price are the lack of liquidity resulting from the fact that there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

DILUTION

10,000,000 shares of our presently issued and outstanding shares of common stock were issued to our initial shareholders and our officers and directors, at par value in consideration for cash payments aggregating $10,000. In contrast, all of the shares offered hereby are being offered at $1.00 per share. Accordingly, the shares being offered hereby are being offered at a price significantly more than the price paid by our founders, officers, and directors, for shares of common stock purchased by them.

“Dilution” as the term is used herein, is a reduction in the value of a purchaser’s investment measured by the difference between the purchase price and the net tangible book value of the common shares after the purchase takes place. “Net book value” represents the amount of total assets less the amount of total liabilities divided by the number of shares of our common stock outstanding. This dilution arises mainly from the arbitrary decision as to the offering price per share and the lower book value of the shares of our currently outstanding. As we are a development stage company with limited assets, no operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock.

The following table summarizes the dilution which investors participating in the offering would incur and the benefit to current shareholders as a result of this offering, if 250,000 shares or 500,000 shares are sold (after deducting any legal, accounting, printing, or other offering costs incurred in connection with this offering, which are estimated to be approximately $100,000 in the aggregate).

	Sale of 250,000 Shares	Sale of 500,000 Shares

Net Tangible Book Value Per Share Prior to the Offering	$0.011	$0.011

Increase in Net Tangible Book Value Per Share Attributable to this Offering	$0.007	$0.020

Net Tangible Book Value Per Share After this Offering	$0.018	$0.031

Dilution to New Investors	$0.982	$0.969

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to eligible for trading on the OTCBB. We do not yet have a market maker who has agreed to file such application.

We are offering up to a maximum of 500,000 shares of our common stock by direct public offering on a “best efforts basis.” The offering price is $1.00 per share. The shares will be sold on our behalf by our officers and directors. None of our officers or directors will receive any commissions or proceeds from the offering for selling shares on our behalf. No brokers, dealers or finders or agent for commission are involved in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

There are no other minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by us for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by us and under our control and be immediately available for our use. All funds received by us will be retained by us for our use and will not be refunded.

As noted above, we will sell the shares in this offering through our officers and directors. Such persons will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are namely: (1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; (2) The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; (3) The person is not at the time of their participation, an associated person of a broker/dealer; and (4) The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement relating to this prospectus is declared effective by the SEC, do we intend to hold investment meetings in various states where the offering will be registered. We will not utilize the Internet or any form of paid media to advertise our offering, but rather through meetings arranged by our officers and directors and their business associates and their friends or relatives who may also distribute the prospectus to potential investors who are interested in us and in making a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up or trust agreement, implicit or explicit.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Map Financial Group Inc.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this registration statement on Form S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which have been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 20,000,000 shares are issued and outstanding as of September 22, 2008. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in our Company decreasing.

Warrants and Options

For the next 12 months after the date of this prospectus, Ice Assets LLC, which is 50% owned by Mr. Drizin, a director of ours, has the right to purchase up to 1 million shares of our common stock at $1.00 per share. Other than said option, there are no other warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Map Financial Group, Inc. was incorporated under the laws of the State of Nevada on June 27, 2008, to act as a holding company for five indirect, wholly-owned operating subsidiaries that provide micro lending services in the Caribbean. We own Fastcash International Limited, a British Virgin Islands company, through which we offer short term micro loans to employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada.

The address of our principal executive office is 460 West 34th Street, 10th Floor, New York, New York 10001. Our telephone number is (212) 629-1955. We do not have an internet website at this time.

History

On July 31, 2008 we completed a private placement of 10 million shares of our common stock to 19 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000.

On August 29, 2008 we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company. FastCash International is a holding company for one inactive and five active wholly-owned subsidiaries that operate micro lending services in the Caribbean: (i) Financial Services Inc., a Commonwealth of Dominica corporation, (ii) FastCash (Antigua) Limited., an Antigua and Barbuda corporation, (iii) FastCash (St. Lucia) Ltd., a St. Lucia corporation, (iv) CashExpress Ltd., a St. Vincent and Grenadines corporation, (v) FastCash Ltd., a Grenada corporation, and (vi) FastCash Dominica Ltd., a Commonwealth of Dominica corporation (inactive).

The following chart illustrates our corporate structure:

FastCash International acquired these subsidiaries from Robert Tonge, our Chief Operating Officer, on July 14, 2008. We acquired the shares of FastCash International from Bayville Global, Ltd., a British Virgin Islands corporation, in a share exchange in which we issued 10 million shares of our common stock to Bayville Global as consideration for all of the outstanding shares of FastCash International. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Jonathan Chesky Malamud, our Chief Executive Officer, President and Director, and David Eliezer Popack, our Director.

Through the subsidiaries of FastCash International, we offer micro lending services, including access to emergency funds, micro lending and pre-paid debit cards. The management of FastCash International has established and manages the operations of 3 branch offices and 2 agencies in five Eastern Caribbean countries. Each of the branch offices and agencies operates as a separate wholly-owned operating subsidiary of FastCash International. Each wholly-owned operating subsidiary is a party to a three year services agreement with NBL Technologies Inc., a Belizean corporation that is controlled by our Chief Operating Officer, Robert Tonge. Pursuant to these services agreements, NBL Technologies provides personnel management, facilities and equipment management and other services to our operating subsidiaries.

FastCash (St. Lucia) Ltd. and FastCash Ltd. have in the past operated as non-exclusive agencies. The agreement providing for the operation of FastCash (St. Lucia) as an agency has been terminated, effective as of October 19, 2008, by Map Financial Group following failures by certain parties to the agreement to fulfill their obligations under the agreement, and FastCash (St. Lucia) will operate as a branch office after that date.

FastCash International provides comprehensive management and personnel training and ongoing support for the employees of the subsidiaries. Training covers all aspects of the business, including loan approvals and processing, technology, marketing and banking and accounting. FastCash International also provides customer support via telephone and email. FastCash International obtains these services from its parent, Map Financial Group, pursuant to the terms of the Master Services Agreement between Map Financial Group and FastCash International Limited. In accordance with the terms of this agreement, which has a term of 3 years and is automatically renewable unless terminated by either party upon 180 days, payment for these services is based on the costs incurred by FastCash International.

Lending Practices. Our lending practices are tailored to the special circumstances in developing markets. In order to minimize our exposure, credit will only be offered to employees of institutions that have been approved in advance. All loans are repaid by the borrowers’ employers through salary deductions, and the prospective borrower must be an employee in good-standing for a minimum length of time. The loan amounts will be limited to a pre-determined percentage of the employee’s take-home pay, and will not exceed $1,850. Prior to making any loan, the borrower’s employer acknowledges the terms of the borrower’s employment – generally how long the person has been employed and his or her current salary. Then the employer authorizes a salary deduction in the amount of the interest and principal payment from the employee’s paycheck, and the employee signs a promissory note for the loan. So although the employee is personally obligated to the particular subsidiary which is making the loan, the monthly interest payment and principal are automatically deducted from the borrower’s paycheck and sent to the lending subsidiary directly by the employer. The term of the loans are generally 6 to 8 months, and in Dominica under certain situations could be for up to 12 months. The funds are given to the employee/borrower on a pre-paid debit card. These cards are made available to us pursuant to the terms of the Master Loan Agreement, dated as of August 6, 2008, between MapCash Management Ltd., FastCash International Limited, FastCash Dominica Ltd., Financial Services Inc., FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd. and FastCash (Antigua) Limited. Once a loan is approved and the required documentation is finalized, loan proceeds are made available to the borrower within a few hours of the loan approval. We have developed an integrated, proprietary, secure Internet-based system to administer the funding and processing of cash advance loans and payments.

Loan Funding. The five indirect, wholly-owned operating subsidiaries obtain the funds to make such loans from the parent, FastCash International Limited. FastCash International and all its wholly-owned subsidiaries are party to a Master Loan Agreement with MapCash Management, pursuant to which MapCash Management is obligated to make advances up to the aggregate principal sum of $10,000,000 upon the request of FastCash International or a subsidiary. Interest accrues on such advances at the rate of 15% per annum, and all accrued and unpaid interest is due on the 1st day of each January, April, July and October. The entire unpaid principal and accrued interest is due on June 30, 2010. Any future subsidiaries of FastCash International may become parties to the Master Loan Agreement and obtain advances from MapCash Management in accordance with the terms of this Master Loan Agreement.

MapCash Management obtains the funds to make loans under the Master Loan Agreement pursuant to a $10,000,000 Line of Credit agreement between MapCash Management and Ice Assets, LLC, a New York limited liability company which is 50% owned by Mr. Drizin, a director of ours. The terms of the $10,000,000 Line of Credit agreement provide, among other things, that Ice Assets has sole and absolute discretion with respect to any advances to MapCash Management. Interest accrues at the rate of 10% per annum and all outstanding amounts are due and payable to Ice Assets on July 10, 2010. Pursuant to this agreement, Ice Assets has the right to designate one member to our board of directors. Upon termination of the Line of Credit facility with Ice Assets, the right of Ice Assets to designate one member of our board of directors will terminate.

Marketing. We run a multiple level marketing campaign using several different mediums to target and attract potential clients.

Radio: We use high powered radio advertisements to contact and solicit our clients to use our services. This is one of the most effective ways of marketing within the region where we operate, as most people have radios and use them as their primary source of entertainment, due to the fact that there is no cost to listen to a radio broadcast.

Print media: We distribute flyers and have billboards which advertise our product as well as use local newspapers to print full page color ads to promote our company and the specials that we may be having for the holidays. Such advertisements would run at strategic time of the year, such as back to school specials to offer loans for tuition. We also hope to run television advertisements that are played on national television.

Sponsorships: We also sponsor events and sports teams as part of our social responsibility. For example, we sponsor a youth soccer team in The Commonwealth of Dominica. We also sponsor annual carnival festivities in the countries in which we operate.

We intend to broaden our marketing campaign as our company grows within our markets and through the entire region.

Competition. In Antigua and Barbuda, St. Lucia and Grenada, we believe that there are no other companies which provide micro loans to employees of governmental agencies and private companies. In The Commonwealth of Dominica, the Public Service Union (Instant Cash) provides short term loans for government employees. The National Development Foundation provides small loans to self-employed persons and the Roseau Credit Union provides secured loans to its members. In St. Vincent, QuickCash offers short term loans to employees of the government and of private companies.

Patents and Trademarks. We currently have one trademark, “FastCash”, which is registered in St. Vincent and the Grenadines until October 24, 2017.

Governmental Regulations. We do not believe that we are subject to the banking and financial institution laws and regulations of the Caribbean countries in which we operate. Such laws and regulations govern companies that are in the business of receiving funds; and we only lend money and do not accept deposits from our customers.

We strictly adhere to the anti money laundering laws and regulation of the countries in which we operate. We require multiple forms of government issued identification from each potential borrower and we do not issue loans to foreign citizens or residents. We work closely with the governmental financial intelligence agencies in the countries in which we operate, to identify, report and prevent suspicious activities, but to date we have not identified or reported any such suspicious activity.

Employees. Map Financial Group has 5 full-time employees. FastCash Dominica Ltd. has 13 full-time employees and 1 part-time employee, FastCash Antigua Ltd. has 3 full-time employees and 1 part-time employee and CashExpress Ltd., which has operations in St. Vincent, has 4 full-time employees and 1 part-time employee.

DESCRIPTION OF PROPERTY

The Company’s executive offices are located 460 West 34th Street, 10th Floor, New York, New York, where we lease approximately 300 square feet without charge. We also have an office at 1650 Eastern Parkway, Brooklyn, New York, which consists of approximately 1,000 square feet for which we pay $1,800 per month. FastCash International Limited occupies approximately 150 square feet of office space in Road

Town, Tortola, British Virgin Island, at no cost. Financial Services Inc. occupies approximately 2,500 square feet of office space in Roseau, The Commonwealth of Dominica, for which it pays $1,288 per month. Fast Cash (Antigua) Limited occupies approximately 800 square feet of office space in St. John’s, Antigua and Barbuda, for which it pays $1,058 per month. Fast Cash (St. Lucia) Ltd. occupies approximately 2,200 square feet of office space in Castries, for which it pays $2,945 per month. CashExpress Ltd. occupies approximately 498 square feet of office space in Kingstown, St. Vincent for which it pays $825 per month. FastCash Ltd. occupies approximately 410 square feet of office space in St. Georges, Grenada, at no cost.

We believe that our current office space will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

On January 11, 2008, IDT Telecom, Inc. (“IDT”) filed a complaint in New York State Supreme Court for New York County (Index No. 600087/08) against Messrs. Malamud and Popack and the Inter-Governmental Philatelic Corporation (“IGPC”), alleging that the defendants fraudulently misappropriated personal identification numbers (“PINs”) from IDT, and seeking an award of actual damages of at least $1,971,000 plus punitive damages. The complaint relates to a joint venture, entered into in February 2006 between Inter-Governmental Philatelic Corporation and an affiliate of IDT, to provide money transfer services between individuals in the United States and individuals in various Caribbean countries. As part of the marketing efforts for this joint venture, money transfer customers would receive long distance telephone calling cards and accompanying PINs issued by IDT, which provided the customer with a limited number of free long distance telephone minutes. Messrs. Malamud and Popack believe that the claims are completely without merit and are vigorously defending the suit.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of September 22, 2008, there were 20,000,000 shares of common stock issued and outstanding, which were held by 18 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated under the laws of the State of Nevada on June 27, 2008, to act as a holding company for five indirect, wholly-owned operating subsidiaries that provide micro lending services in the Caribbean. We own Fastcash International Limited, a British Virgin Islands company, through which we offer short term micro loans to employees of various governmental agencies and private companies in the Commonwealth of Dominica, Antigua and Barbuda, St. Lucia, St. Vincent and the Grenadines and Grenada.

On July 31, 2008 we completed a private placement of 10 million shares of our common stock to 19 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000.

On August 29, 2008 but effective as of July 31, 2008, we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company. FastCash International is a holding company for five wholly-owned operating subsidiaries that operate micro lending services, including access to emergency funds, micro lending and pre-paid debit cards, in the Caribbean.

Plan of Operation

Over the next twelve months, we intend to expand our operations by target marketing and increasing our products and services, such as offering student loans, vehicle financing and payroll processing and micro financing to small businesses. We hope to have the funds to hire additional personnel. We also hope to expand our services into new countries such as Guyana and St. Kitts and Nevis, followed by St. Martin, Barbados and Trinidad.

The Company estimates that it will require an approximate minimum of $1,314,000 in the next 12 months to implement its activities. Such funds will be needed for the following purposes:

Purpose	Amount

Working capital	$874,000
Legal fees	100,000
Accounting fees	100,000
Marketing	$140,000
Travel	$50,000
Technology	$50,000
Total	$1,314,000

Corporate Structure

Map Financial Group was incorporated under the laws of the State of Nevada on June 27, 2008. Map Financial Group is the sole shareholder of FastCash International Limited, a British Virgin Islands company. FastCash International Limited is the sole shareholder of Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd., and FastCash Dominica Ltd. FastCash International Limited, Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd., and FastCash Dominica Ltd. are referred to collectively hereinafter as the “Subsidiaries.”

FastCash International Limited was incorporated under the laws of the British Virgin Islands on April 15, 2008. On July 14, 2008 FastCash International and Robert Tonge, our Chief Operating Officer, executed a stock purchase agreement, pursuant to which FastCash International acquired all of the issued and outstanding shares of capital stock of the Subsidiaries for $6.

Financial Services Inc. was incorporated under the laws of The Commonwealth of Dominica on June 25, 2004. Financial Services is a financial services company whose primary market is in Dominica, and it offers primarily short term micro loans to employees of various government agencies and approved private companies. From the date of its incorporation until its acquisition by FastCash International, Financial Services was owned and operated by Robert Tonge, our Chief Operating Officer.

FastCash (Antigua) Limited was incorporated under the laws of The Commonwealth of Antigua on July 10, 2006. FastCash (Antigua), whose primary market is in Antigua, offers primarily short term micro loans to employees of various government agencies and approved private companies. From the date of its incorporation until its acquisition by FastCash International, FastCash (Antigua) was owned and operated by Robert Tonge, our Chief Operating Officer.

FastCash (St. Lucia) Ltd. was incorporated under the laws of The Commonwealth of St. Lucia on June 29, 2007. FastCash (St. Lucia), whose primary market is in St. Lucia, operates as an agency in the financial industry and offers primarily short term micro loans to employees of various government agencies and approved private companies. From the date of its incorporation until its acquisition by FastCash International, FastCash (St. Lucia) was owned and operated by Robert Tonge, our Chief Operating Officer.

CashExpress Ltd. was incorporated under the laws of The Commonwealth of St. Vincent and the Grenadines on October 22, 2007. CashExpress, whose primary market is in St. Vincent, operates in the financial industry and offers primarily short term micro loans to employees of various government agencies and approved private companies. From the date of its incorporation until its acquisition by FastCash International, CashExpress was owned and operated by Robert Tonge, our Chief Operating Officer.

FastCash Ltd. was incorporated under the laws of The Commonwealth of Grenada on May 24, 2007. FastCash, whose primary market is in Grenada, operates as an agency in the financial industry and offers primarily short term micro loans to employees of various government agencies and approved private companies. From the date of its incorporation until its acquisition by FastCash International, FastCash was owned and operated by Robert Tonge, our Chief Operating Officer.

FastCash Dominica Ltd. is an inactive corporation that was incorporated under the laws of The Commonwealth of Dominica on May 12, 2006.

Liquidity, Capital Resources and Results of Operations

The following discussion provides an analysis of the liquidity, capital resources and results of operations of (i) Map Financial Group, on a pro forma, consolidated basis for the seven month period from January 1, 2008 through July 31, 2008, and (ii) of the Subsidiaries on a combined basis for the seven months ended July 31, 2008 and for the years ended December 31, 2007 and 2006. The following discussion should be read in conjunction with the audited and unaudited financial statements included elsewhere in this prospectus and is qualified in its entirety by such financial statements.

Map Financial Group, Inc.

Liquidity and Capital Resources of Map Financial Group, Inc.

As of July 31 2008, we had a cash balance of $167,325. Accounts payable amounted to $1,815,267 as of July 31, 2008 and total assets were $2,027,373. In addition to accounts payable in the amount of $275,410, our current liabilities on July 31, 2008 include $1,540,031 due and payable on demand by our five indirect, wholly-owned operating subsidiaries pursuant to outstanding $1,000,000 principal amount revolving loan promissory notes made by each subsidiary in favor of MapCash Holdings, LLC. We estimate that we will require an approximate minimum of $1,314,000 in the next 12 months to implement our activities. There can be no assurance that additional capital will be available to the Company. Our inability to raise funds for the above purposes will have a severe negative impact on our ability to remain a viable company.

Results of Operations of Map Financial Group, Inc.

For the period from January 1, 2008 through July 31, 2008, the Company had revenues in the amount of $758,960, on a pro forma consolidated basis. Expenses, which include general and administrative expenses, were $343,838, in the period from January 1, 2008 to July 31, 2008, and the Company recorded a net profit of $198,610.

Off-Balance Sheet Arrangements of Map Financial Group, Inc.

Map Financial Group has no off-balance sheet arrangements.

The Subsidiaries

Liquidity and Capital Resources – July 31, 2008 vs. July 31, 2007

On July 31, 2008 the Subsidiaries had cash and cash equivalents in the amount of $157,325 on a combined basis, an increase of approximately 160% as compared to cash and cash equivalents in the amount of $60,436 on July 31, 2007. Combined total assets on July 31, 2008 amounted to $2,017,373, an increase of approximately 211% as compared to $648,781 in total assets on July 31, 2007. This increase in total assets primarily reflects an increase in accounts receivable, from $554,409 on July 31, 2007 to $1,815,267 on July 31, 2008. Accounts receivable increased primarily as a result of an increase in the number of micro loans extended the Subsidiaries. Current liabilities on July 31, 2008 and 2007 include $1,540,031 and $484,510, respectively, due and payable on demand pursuant to the $1,000,000 principal amount revolving loan promissory notes made by each of the Subsidiaries in favor of MapCash Holdings, LLC. Current liabilities on July 31, 2008 also include $275,410 in accounts payable and accrued expenses, an increase of approximately 419% as compared to $53,094 in accounts payable and accrued expenses on July 31, 2007. This increase in accounts payable and accrued expenses primarily reflects an increase in accounting and legal expenses associated with this offering, as well as an increase in the number of our indirect, wholly-owned operating subsidiaries and the volume of their operations.

Liquidity and Capital Resources – December 31, 2007 vs. December 31, 2006

On December 31, 2007 the Subsidiaries had cash and cash equivalents in the amount of $52,295 on a combined basis, an increase of approximately 116% as compared to cash and cash equivalents in the amount of $24,239 on December 31, 2006. Total assets on December 31, 2007 amounted to $1,278,479, an increase of approximately 253% as compared to $362,283 in total assets on December 31, 2006. This increase in total assets reflects an increase in accounts receivable, from $304,005 on December 31, 2006 to $1,183,204 on December 31, 2007. Accounts receivable increased primarily as a result of an increase in the number of micro loans extended by the Subsidiaries.

Accounts payable and accrued expenses increased from $12,109 on December 31, 2006 to $1323761on December 31, 2007 on a combined basis. Combined current liabilities of the Subsidiaries on July 31, 2008 also include $1,113,828 due payable on demand pursuant to $1,000,000 principal amount revolving loan promissory notes made by each of the Subsidiaries in favor of MapCash Holdings, LLC, as compared to $275,329 due and payable on demand pursuant to such notes on December 31, 2006.

Results of Operation – July 31, 2008 vs. July 31, 2007

Combined revenues for seven month period ended July 31, 2008 were $758,960, an increase of approximately 227% as compared to combined revenues of $231,942 for the seven month period ended July 31, 2007. This increase in revenues resulted primarily from an increase in the number of micro loans extended by the Subsidiaries. Combined expenses, which include general and administrative expenses, were $343,838 in the seven month period ended July 31, 2008, an increase of approximately 142% as compared to combined expenses of $142,364 in the seven month period ended July 31, 2007. This increase in expenses resulted primarily from an expansion in the operations of the Subsidiaries, including an increase in the number of employees and renting larger office space. Interest expense increased from $37,808 in the seven month period ended July 31, 2007 to $118,564 in the seven month period ended July 31, 2008, primarily as a result of an increase in the number of micro loans extended by the Subsidiaries. In the seven month period ended July 31, 2008 the Subsidiaries recorded a net profit of $198,610, an increase of approximately 467% as compared to net income of $35,007 in the seven month period ended July 31, 2007.

Results of Operation – December 31, 2007 vs. December 31, 2006

Combined revenues for the year ended December 31, 2007 were $476,922, an increase of approximately 153% as compared to combined revenues of $188,539 for the year ended December 31, 2006. This increase in revenues resulted primarily from an increase in the number of micro loans extended by the Subsidiaries. Combined expenses, which include general and administrative expenses, were $402,012 in the year ended December 31, 2007, an increase of approximately 212% as compared to expenses of $128,918 in the year ended December 31, 2006. This increase in expenses resulted primarily from an expansion in the operations of the Subsidiaries, including an increase in the number of their employees and an expansion of office space. Combined interest expense increased from $38,986 in the year ended December 31, 2006 to $98,869 in the year ended December 31, 2007, primarily as a result of an increase in the number of micro loans extended by the Subsidiaries. In the year ended December 31, 2007 the Subsidiaries incurred a net loss of $43,394, as compared to net income of $10,345 in the year ended December 31, 2006.

Off-Balance Sheet Arrangements

The Subsidiaries have no off-balance sheet arrangements.

Going Concern Consideration – FastCash (Antigua) Limited

The financial statements of FastCash (Antigua) Limited for the period ended December 31, 2007, have been prepared in accordance with generally accepted accounting practices applicable to a going concern, which assumes that FastCash (Antigua) will realize its assets and discharge its liabilities in the normal course of business. At December 31, 2007 and December 31, 2006, FastCash (Antigua) had deficits of $49,830 and $13,664, respectively. The ability of FastCash (Antigua) to continue as a going concern is dependent on increased revenues to generate future cash flows and sustain the operations of FastCash (Antigua).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Frumkin, Lukin & Zaidman CPAs PC is our independent auditor. There have not been any changes in or disagreements with our independent auditor on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Jonathan Chesky Malamud	34	Chief Executive Officer, President and Director

Robert Tonge	39	Chief Operating Officer

Samuel Rosenberg	23	Chief Financial Officer

David Eliezer Popack	33	Director

Joel Zev Drizin	37	Director

Jonathan Chesky Malamud has served as our Chief Executive Officer, President and Director since our inception on June 27, 2008. Mr. Malamud served as the President of Mapcash Holdings LLC, which he founded in partnership with David Eliezer Popack, from May 2000 until June 2008. From May 1995 to February 1998, he was Philatelic Show and Exhibit Coordinator for the Inter-Governmental Philatelic Corporation (“IGPC”), a large philatelic agency. From July 1998 to April 1999, he was Manager of the Telemarketing Division of Sports Stamps Collectible Association located in New York, New York. After that Mr. Malamud founded Stampville.com, an online retail stamp marketing portal where he served as President and was responsible for marketing and business development. Mr. Malamud has a Bachelors’ degree in Philosophy and Theology from the Rabbinical College of America.

Samuel Rosenberg has served as our Chief Financial Officer since our inception on June 27, 2008. From December 2007 to June 2008, Mr. Rosenberg served as chief financial officer of MapCash Holdings, LLC. From July 2006, Mr. Rosenberg was engaged in management consulting, in the global real estate, telecommunications and financial industries, for the East Coast Company. Mr. Rosenberg served as the chairman and chief executive officer of S.O.Y Seforim Sale, Inc., a tax exempt organization, from June 2003 to December 2005. He also served on advisory boards for the Orthodox Union Hurricane Katrina Relief Committee and the Israelife Foundation. Mr. Rosenberg holds a Bachelors’ degree in economics, magna cum laude, from Yeshiva University.

David Eliezer Popack has served as a Director since our inception on June 27, 2008. Mr. Popack is a serial entrepreneur focused on emerging markets and the developing world. Mr. Popack has been active in advising IGPC on market strategy and assisting in its communications with government postal administrations. Mr. Popack was a founder of Stampville.com, an online retail stamp marketing portal. In 1996, Mr. Popack served in the summer Jewish Peace Corps where he assisted in establishing the Jewish community in Shanghai, China. Mr. Popack completed a Masters and Rabbinical ordination at the Rabbinical College of Canada in September 1997.

Robert Tonge has served as our Chief Operating Officer since our inception on June 27, 2008. Mr. Tonge has served as the managing director of First Domestic Insurance Company since its inception in 1993. This company is the largest general insurance company in Dominica and also operates an insurance company in Antigua. Mr. Tonge is the founder of Financial Services Inc. and serves as its CEO. Financial Services Inc. is a provider of short term loans to employed clients operating in five Caribbean islands (Antigua, Dominica, St. Lucia, St. Vincent and Grenada). Mr. Tonge has served as a Director on the National Bank of Dominica since November 2007, which is the largest commercial bank in Dominica.

Joel Zev Drizin has served as a Director since our inception on June 27, 2008. After obtaining his masters in rabbinic law and theology at the Yeshiva Gedolah of Los Angeles in 1992, Mr. Drizin clerked for a legal advocate in Melbourne, Australia until May 2004, during which time he obtained his Series 7 and 63 licenses with the NASD and Series 7 with the Commodities Futures Trading Commission. In 1995 he achieved membership on the FINEX as a floor trader. His experience trading the US Dollar Index has led him to finance and develop one of the first online spot foreign exchange trading platforms and was instrumental in creating an automated foreign exchange arbitrage program. Mr. Drizin oversees many holdings in numerous fields including real estate, alternative energy development, oil exploration, high tech and internet ventures, in addition to other intellectual property ventures.

There are no familial relationships among any of our officers or directors, other than Mr. Malamud and Mr. Popack who are brothers-in-law. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Pursuant to the terms of the $10,000,000 Line of Credit agreement between Ice Assets, LLC and MapCash Management Ltd., Ice Assets has the right to designate one member to our board of directors for so long as any portion of the principal amount of the $10,000,000 Line of Credit agreement remains outstanding. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors and Code of Ethics

Our principal independent auditor is Frumkin, Lukin & Zaidman CPAs PC. We have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation Table

The individuals who serve as our principal executive and financial officers, as well our two most highly compensated executive officers (other than our principal executive and financial officers), and two additional employees whose total compensation during the period from June 27, 2008 (inception) to September 15, 2008 exceeded $100,000 (listed in the Summary Compensation Table below), are referred to as the “named executive officers.”

The following table sets forth information regarding the total compensation paid or earned by the named executive officers as compensation for their services in all capacities during the period from June 27, 2008 (inception) to September 15, 2008.

	SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Jonathan Chesky Malamud (2)	2008	30,000	0	0	0	0	0	0	30,000
Robert Tonge(3)	2008	5,520	0	0	0	0	0	0	5,520
Sam Rosenberg(4)	2008	15,000	0	0	0	0	0	0	15,000

(1) Represents the period from June 27, 2008 (Inception) to September 15, 2008.

(2) Mr. Malamud has been serving as our Chief Executive Officer, President and a Director since our inception on June 27, 2008.

(3) Mr. Tonge has been serving as our Chief Operating Officer since our inception on June 27, 2008. Through five services agreements between NBL Technologies Inc., a corporation organized under the laws of Belize which is an affiliate of Mr. Tonge, and each of Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd. and FastCash Ltd., Mr. Tonge receives an annual fee of $4,417.61 per office, for an annual aggregate of $22,088.

(4) Mr. Rosenberg has been serving as our Chief Financial Officer since our inception on June 27, 2008.

Since our incorporation on June 27, 2008, no compensation has been paid to any of our directors in consideration for services rendered in their capacity as directors, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table lists, as of September 22, 2008, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security if that person has a right to acquire the security within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 20,000,000 shares of our common stock issued and outstanding as of September22, 2008. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock, other than as described below. Unless otherwise indicated, the address of each person listed is c/o Map Financial Group, Inc., 460 West 34th Street, 10th Floor, New York, New York 10001.

Name of Beneficial Owner	Title of Class	Amount of Beneficial Ownership	Percent of Class

Jonathan Chesky Malamud	Common	20,000,000(1)	100%

David Eliezer Popack	Common	14,100,000(2)	70.5%

Bayville Global, Ltd.	Common	14,100,000(3)	70.5%
Samuel Rosenberg	Common	100,000	Less than 1%

Robert Tonge	Common	1,500,000	7.5%

Joel Zev Drizin	Common	3,500,000 (4)	17.5%

Directors and Officers as a Group (4 persons)	Common	20,000,000	100%

(1) Includes (i) 5,900,000 shares held by 17 shareholders, with respect to which Mr. Malamud has voting control pursuant to proxies, and (ii) 14,100,000 shares held by Bayville Global, Ltd., a British Virgin Islands corporation, with respect to which Mr. Malamud has voting control pursuant to an irrevocable proxy. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Mr. Malamud. Mr. Malamud disclaims beneficial ownership of the shares owned by Bayville Global.

(2) Includes 14,100,000 shares held by Bayville Global, Ltd. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Mr. Popack. Mr. Popack disclaims beneficial ownership of the shares owned by Bayville Global.

(3) Bayville Global, Ltd., a British Virgin Islands corporation, was issued 14,100,000 shares of our stock in exchange for all the shares it held in FastCash International Limited. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Messrs. Malamud and Popack, respectively.

(4) Includes 2,500,000 shares held by Ice Assets, LLC, a New York limited liability company, and an option held by Ice Assets to purchase 1,000,000 shares for the next 12 months at an exercise price of $1.00 per share. Ice Assets is 50% owned by Mr. Drizin.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 31, 2008 we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company, from Bayville Global, Ltd. in a share exchange in which we issued 10 million shares of our common stock to Bayville Global. One of the indirect beneficial owners of Bayville Global is The Cape Settlement, a trust existing under the laws of Gibraltar. The beneficiaries of The Cape Settlement could include Messrs. Malamud and Popack, respectively.

On August 6, 2008, Ice Assets, LLC, a New York limited liability company which is 50% owned by Mr. Drizin, a director of ours, executed a $10,000,000 Line of Credit agreement with MapCash Management Ltd. The proceeds of this $10,000,000 Line of Credit agreement are intended to fund loans made by MapCash Management to FastCash International and its subsidiaries under the Master Loan Agreement. Interest on the $10,000,000 Line of Credit agreement accrues at the rate of 10% per annum and all outstanding amounts are due and payable to Ice Assets on July 10, 2010. Pursuant to the $10,000,000 Line of Credit agreement, Ice Assets has the right to designate one member to our board of directors for so long as any portion of the principal amount of the $10,000,000 Line of Credit agreement remains outstanding. Upon termination of the credit facility with Ice Assets, the right of Ice Assets to designate one member of our board of directors will terminate.

For 12 months from the date of this prospectus, Ice Assets has an option to purchase 1 million shares of our issued and outstanding share capital at an exercise price of $1.00 per share.

On July 14, 2008, FastCash International Limited, our wholly-owned subsidiary, and Robert Tonge, our Chief Operating Officer, executed a stock purchase agreement, pursuant to which FastCash International acquired all of the issued and outstanding share of capital stock of Financial Services Inc., a Commonwealth of Dominica corporation, FastCash Antigua Ltd., an Antigua and Barbuda corporation, FastCash (St. Lucia) Ltd., a St. Lucia corporation, CashExpress Ltd., a St. Vincent and Grenadines corporation, FastCash Ltd., a Grenada corporation, and FastCash Dominica Ltd., a Commonwealth of Dominica corporation, for $6.

On May 12, 2006, Financial Services Inc., a wholly-owned subsidiary of FastCash International Limited, entered into a Services Agreement with NBL Technologies Inc., a Belize corporation affiliated with Robert Tonge, our Chief Operating Officer. Pursuant to this agreement, Mr. Tonge indirectly receives $4,417.61 each year per office in which services are provided.

On June 10, 2006, FastCash (Antigua) Limited, a wholly-owned subsidiary of FastCash International Limited, entered into a Services Agreement with NBL Technologies Inc., a Belize corporation affiliated with Robert Tonge, our Chief Operating Officer. Pursuant to this agreement, Mr. Tonge indirectly receives $4,417.61 each year per office in which services are provided.

On June 29, 2007, FastCash (St. Lucia) Ltd., a wholly-owned subsidiary of FastCash International Limited, entered into a Services Agreement with NBL Technologies Inc., a Belize corporation affiliated with Robert Tonge, our Chief Operating Officer. Pursuant to this agreement, Mr. Tonge indirectly receives $4,417.61 each year per office in which services are provided.

On October 24, 2007, CashExpress Ltd., a wholly-owned subsidiary of FastCash International Limited, entered into a Services Agreement with NBL Technologies Inc., a Belize corporation affiliated with Robert Tonge, our Chief Operating Officer. Pursuant to this agreement, Mr. Tonge indirectly receives $4,417.61 each year per office.

On May 24, 2007, FastCash Ltd., a wholly-owned subsidiary of FastCash International Limited, entered into a Services Agreement with NBL Technologies Inc., a Belize corporation affiliated with Robert Tonge, our Chief Operating Officer. Pursuant to this agreement, Mr. Tonge indirectly receives $4,417.61 each year per office in which services are provided.

On May 12, 2006, Financial Services Inc. executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, served as the President of Mapcash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. Outstanding principal and accrued interest pursuant to this note amounted to $409,291 and $240,579, respectively, as of December 31, 2007 and 2006.

On July 10, 2006, FastCash (Antigua) Limited executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, served as the President of Mapcash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. Principal and interest, which accrues at the rate of 15% per annum, are due on demand. Outstanding principal and accrued interest pursuant to this note amounted to $186,001 and $34,750, respectively, as of December 31, 2007 and 2006.

On June 29, 2007, FastCash (St. Lucia) Ltd. executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, has served as the President of Mapcash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. Principal and interest, which accrues at the rate of 15% per annum, are due on demand. Outstanding principal and accrued interest pursuant to this note amounted to $391,071 as of December 31, 2007.

On October 24, 2007, CashExpress Ltd. executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, has served as the President of Mapcash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. Principal and interest, which accrues at the rate of 15% per annum, are due on demand. Outstanding principal and accrued interest pursuant to this note amounted to $90,991 as of December 31, 2007.

On May 24, 2007, FastCash Ltd. executed a revolving loan promissory note in favor of MapCash Holdings, LLC in the principal amount of $1,000,000. Mr. Malamud, our Chief Executive Officer, President and Director, has served as the President of Mapcash Holdings, which he founded in partnership with another of our directors, David Eliezer Popack, from May 2000 until June 2008. Our Chief Financial Officer, Mr. Rosenberg, served as Chief Financial Officer of MapCash Holdings from December 2007 to June 2008. Principal and interest, which accrues at the rate of 15% per annum, are due on demand. Outstanding principal and accrued interest pursuant to this note amounted to $36,473 as of December 31, 2007.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Frumkin, Lukin & Zaidman CPAs PC, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange Commission registration fee	$19.65
Legal fees and miscellaneous expenses (*)	$52,000
Accounting fees and expenses (*)	$122,000
Total (*)	$174,019.65

(*) Estimated.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On July 31, 2008 we completed a private placement of 10 million shares of our common stock to 19 investors. The consideration paid for the shares was $0.001 per share, for aggregate gross proceeds of $10,000. The shares were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Regulation D promulgated under the Securities Act. The subscribers represented that they are accredited investors, as defined in Regulation D, that they acquired the shares for their own accounts as principals, not as nominees or agents, for investment purposes only and not with a view to or for resale or distribution.

On August 29, 2008 we completed the acquisition of all of the issued and outstanding share capital of FastCash International Limited, a British Virgin Islands company, in a share exchange in which we issued 10 million shares of our common stock to Bayville Global, Ltd. as consideration for all of the issued and outstanding share capital of FastCash International. The shares issued in the share exchange were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated under the Securities Act. The recipient of the shares represented that it is not a United States person (as defined in Regulation S), it is not an affiliate of the Company and it did not acquire the shares for the account or benefit of a United States person. The recipient of the shares further represented that at the time of the origination of the contacts concerning the share exchange and on the date of the execution and delivery of the agreement it was outside of the United States. The Company did not make any offers in the United States and there were no selling efforts in the United States.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Articles of Incorporation of Map Financial Group, Inc.

3.2	By-Laws of Map Financial Group, Inc.

3.3	Form of Stock Certificate.

5.1	Opinion of David Lubin & Associates, PLLC, regarding the legality of the securities being registered.

10.1	Form of Regulation D Subscription Agreement.

10.1.1	Form of Regulation S Subscription Agreement.

10.2

Share Exchange Agreement, dated as of August 29, 2008, by and among Map Financial Group, Inc., Bayville Global Limited, Line Trust Corporation as Trustees of The Cape Settlement and Line Trust Corporation as Trustees of The Carriage Settlement.

10.3	Stock Purchase Agreement, dated as of July 14, 2008, by and between Robert Tonge and FastCash International Limited.

10.4

Master Loan Agreement, dated as of August 6, 2008, by and between MapCash Management, Ltd. and FastCash International, Limited, FastCash Dominica Limited, Financial Services Inc., FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Limited and FastCash (Antigua) Limited.

10.5	$10 Million Line of Credit, date August 6, 2008, from Ice Assets, LLC to MapCash Management Ltd.

10.6	Option Agreement, dated as of September 11, 2008, by and between Map Financial Group, Inc. and Ice Assets, LLC.

10.7	Master Services Agreement, dated as of July 31, 2008, by and between FastCash International Limited and Map Financial Group, Inc.

10.8	Services Agreement, dated as of May 12, 2006, by and between Financial Services Inc. and NBL Technologies Inc.

10.9	Services Agreement, dated as of June 10, 2006, by and between FastCash (Antigua) Limited and NBL Technologies Inc.

10.10	Services Agreement, dated as of June 10, 2006, by and between FastCash (St. Lucia) Ltd. and NBL Technologies Inc.

10.11	Services Agreement, dated as of October 24, 2007, by and between CashExpress Ltd. and NBL Technologies Inc.

10.12	Services Agreement, dated as of May 24, 2007, by and between FastCash Limited and NBL Technologies Inc.

10.13	Form of Promissory Note signed by customers

10.14	Form of Salary Deduction Authorization signed by employers of customers

10.15	Form of Salary Confirmation Authorization signed by employers of customers

10.16	Services Agreement, dated as of June 2008, between FastCash (St. Lucia) Ltd., Tax & Corporate Law Offices, Rudolph Francis and Cheryl Francis

10.17

Letter, dated September 19, 2008, from Map Financial Group, Inc. and FastCash (St. Lucia) Ltd. to Mr. Rudolph Francis and Ms. Cheryl Francis regarding the termination of the Services Agreement, dated as of June 2008, between FastCash (St. Lucia) Ltd., Tax & Corporate Law Offices, Rudolph Francis and Cheryl Francis

10.18	Revolving Loan Promissory Note, dated May 12, 2006 in the principal amount of $1,000,000, made by Financial Services Inc. in favor of MapCash Holdings, LLC.

10.19	Revolving Loan Promissory Note, dated July 10, 2006 in the principal amount of $1,000,000, made by FastCash (Antigua) Limited in favor of MapCash Holdings, LLC.

10.20	Revolving Loan Promissory Note, dated June 29, 2007 in the principal amount of $1,000,000, made by FastCash (St. Lucia) Ltd. in favor of MapCash Holdings, LLC.

10.21	Revolving Loan Promissory Note, dated October 24, 2007 in the principal amount of $1,000,000, made by CashExpress Ltd. in favor of MapCash Holdings, LLC.

10.22	Revolving Loan Promissory Note, dated May 24, 2007 in the principal amount of $1,000,000, made by FastCash Ltd. in favor of MapCash Holdings, LLC.

14	Code of Ethics

23.1	Consent of Frumkin, Lukin & Zaidman CPAs PC

23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)

FINANCIAL STATEMENTS

The following financial statements are attached hereto and are filed as part of this registration statement:

Map Financial Group, Inc. audited, consolidated financial statements for the period from June 27, 2008 (inception) through July 31, 2008, including, in Note 9 thereto, consolidated, unaudited, pro forma results of operations for the period from January 1, 2008 through July 31, 2008;

Unaudited, combined financial statements of FastCash International Limited, Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd. and FastCash Dominica Ltd. (inactive) for the seven months ended July 31, 2008 and 2007; and

Audited, combined financial statements of FastCash International Limited, Financial Services Inc., FastCash (Antigua) Limited, FastCash (St. Lucia) Ltd., CashExpress Ltd., FastCash Ltd. and FastCash Dominica Ltd. (inactive) for the years ended December 31, 2007 and December 31, 2006.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 29, 2008.

MAP FINANCIAL GROUP, INC.
By:	/s/ Jonathan Chesky Malamud

Name:	Jonathan Chesky Malamud
Title: Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ Samuel Rosenberg

Name:	Samuel Rosenberg
Title:	Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Chesky Malamud his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

September 29, 2008	/s/ Jonathan Chesky Malamud	Jonathan Chesky Malamud	Chief Executive Officer, President and Director

September 29, 2008	/s/ David Eliezer Popack	David Eliezer Popack	Director

September 29, 2008	/s/ Joel Zev Drizin	Joel Zev Drizin	Director

MAP FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2008

MAP FINANCIAL GROUP, INC
CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Map Financial Group Inc.

We have audited the accompanying balance sheet of Map Financial Group Inc. as of July 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the period June 27, 2008 (inception) through July 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The interim financial statements of the subsidiaries included in the consolidated financial statements were reviewed by us. We were not aware of any material modifications that should be made to those statements for them to be in conformity with accounting principles generally accepted in the United States. However a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Map Financial Group Inc. for the period June 27, 2008 (inception) through July 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

FRUMKIN, LUKIN & ZAIDMAN CPAs’, P.C.

Rockville Centre, New York

September 22, 2008

MAP FINANCIAL GROUP, INC
CONSOLIDATED BALANCE SHEET
JULY 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$167,325
Accounts receivable (Note 2)	1,815,267
Prepaid expenses	1,500

Total Current Assets	1,984,092

Property and equipment, net (Note 2 and 3)	40,971

Other Assets:
Deposit	2,310

TOTAL ASSETS	$2,027,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$275,410
Note payable (Note 4)	1,540,031

Total Current Liabilities	1,815,441

Stockholders’ Equity:
Common stock, par value $0.001, 500,000,000 shares authorized; 20,000,000 shares issued and outstanding as of July 31, 2008 (Note 5)	20,000
Additional paid-in capital	191,932
Retained earnings	—

Total Stockholders’ Equity	211,932

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,027,373

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008

Income	$—

Expenses:

General and administrative expenses	—

Operating Profit	—

Other expenses:
Interest expense	—

Net profit	$—

Basic and diluted net profit per share	$—

Weighted average number of common shares outstanding	20,000,000

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008

	COMMON STOCK

	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID - IN CAPITAL	RETAINED EARNINGS	STOCKHOLDERS’ EQUITY

Balance at June 27, 2008 (Inception)	—	$—	$—	$—	$—

Net profit	—	—	—	—	—

Issue of stock	10,000,000	10,000	—	—	10,000

Stock issued for purchase of subsidiaries	10,000,000	10,000	191,932	—	201,932

Balance at July 31, 2008	20,000,000	$20,000	$191,932	$—	$211,932

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD JUNE 27, 2008 (INCEPTION) THROUGH JULY 31, 2008

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock	10,000
Cash acquired on acquisition of subsidiaries	157,325

Net cash provided by financing activities	167,325

Net increase in cash and cash equivalents	167,325

CASH AND CASH EQUIVALENTS, Beginning of period	—

CASH AND CASH EQUIVALENTS, End of period	$167,325

Supplemental cash flow information:
Interest paid	$—

Income taxes paid	$—

The accompanying notes should be read in conjunction with the financial statements

MAP FINANCIAL GROUP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

1 – ORGANIZATION AND BUSINESS

Map Financial Group Inc. (the “Company”), was incorporated in the state of Nevada on June 27, 2008. The Company is a financial services holding company with several wholly- owned subsidiaries located in various Caribbean countries. The subsidiaries offer primarily short term micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The consolidated financial statements include the accounts of Map Financial Group Inc. and its wholly-owned subsidiaries, FastCash International Ltd. a British Virgin Islands company; Financial Services Inc.; FastCash Dominica Ltd; FastCash (St. Lucia) Ltd.; FastCash Antigua Ltd; FastCash Ltd (Grenada); Cash Express Ltd (St. Vincent). Affiliated companies not under common control of the Company were excluded from the consolidated statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the financial services industry.

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

MAP FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising Costs – The Company expenses advertising costs as incurred.

Earnings per common share – Basic earnings per common share is calculated using the weighted average number of common shares during each reporting period. Diluted earnings per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

MAP FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Foreign currency translation:

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency, Eastern Caribbean Dollars as the functional currency. These subsidiaries generate and expend cash primarily in their local currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date.

Nature of Operations in Foreign Countries:

All of the Company’s subsidiaries are located in various foreign countries. These foreign operations are subject to various political, economic, and other risks and uncertainties inherent in the countries in which the Company operates. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; changing taxation policies; foreign exchange restrictions; and political conditions and government regulations.

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

MAP FINANCIAL GROUP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Direct Write-Off Method Used to Record Bad Debts:

The Company has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

3 – PROPERTY AND EQUIPMENT

Fair value of property and equipment acquired at July 31, 2008 consist of the following:

Furniture and fixtures	$18,659
Equipment and computers	10,414
Software	11,898
Total	$40,971

4– NOTE PAYABLE

This represents amounts due by the various subsidiaries in the form of a revolving credit agreement in the amount of $1,000,000 each, totaling $5,000,000. Advances under the terms of the agreement are due and payable on demand together with interest at a rate of 15% per annum. Amounts due at July 31, 2008 were $1,540,031.

Subsequent Event

On August 6, 2008 FastCash International and its subsidiaries entered into a master loan agreement with MapCash Management, Ltd in the amount of $10,000,000. Advances under the term of the agreement are due and payable on demand together with interest at a rate of 15% per annum. The proceeds of the loan shell be used solely for its working capital needs.

5– COMMON STOCK

The Company is authorized to issue 500,000,000 par value $0.001 common shares. There were 20,000,000 shares issued and outstanding at July 31, 2008.

MAP FINANCIAL GROUP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

6 – PREFERRED STOCK

The Company is authorized to issue 5,000,000 par value $0.001 preferred shares. There were no shares issued and outstanding at July 31, 2008.

7 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

8 – COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

MAP FINANCIAL GROUP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

8 – COMMITMENTS AND CONTINGENCIES (CONTINUED):

Facility Leases

Various subsidiaries of the Company leases office space on a month to month basis while others have leases expiring at various dates through 2012. These leases generally provide for fixed annual rentals. The future minimal rental payments required under these leases are as follows:

Year ending December 31,	Amount
2008	$19,538
2009	10,051
2010	10,875
2011	10,875
2012	9,063
Total	$60,402

9 – ACQUISITIONS:

On July 31, 2008 the Company acquired FastCash International Ltd, a holding company incorporated in the British Virgin Islands, and its subsidiaries. These subsidiaries include Financial Services Inc. which is located in the Commonwealth of Dominica; FastCash Dominica Ltd; FastCash Ltd. (Grenada); FastCash Antigua Ltd; FastCash (St. Lucia) Ltd. and Cash Express Ltd. (St Vincent). These companies operate in the financial services industry and offer primarily short term micro loans.

Purchase price:

The companies were acquired by the issuance of 10,000,000 common shares in return for 100% of the common stock of FastCash International Ltd. The Company recorded the initial investment at $201,932 reflecting the fair market value for the cash, assets and liabilities assumed.

Allocation of purchase price:

The FastCash International acquisition is accounted for as a purchase business combination. Assets and liabilities assumed are recorded in the accompanying consolidated balance sheet at their estimated fair values as of July 31, 2008. Based on management’s estimates the book values were assumed to be the same as the fair value of the assets acquired and liabilities assumed.

MAP FINANCIAL GROUP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2008

9 – ACQUISITIONS (CONTINUED):

The following summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date:

Trade accounts receivables	$1,815,267
Property, plant and equipment	40,971
Other assets	50,348
Trade accounts payables and accrued liabilities	(321,948)
Note payable	(1,540,031)
Total assets , net of cash acquired	$44,607

Unaudited Pro Forma Results:

Unaudited proforma financial information is presented below as if the acquisitions occurred at the beginning of the period, January 1, 2008. The proforma information presented below does not purport to present what the actual results would have been had the acquisitions in fact occurred at the beginning of the year.

Proforma results for seven months ended July 31, 2008:

Proforma income	$758,960
Proforma general and administrative expenses	343,838
Proforma operating income	415,122
Proforma net income	198,610
Proforma basic and diluted earnings per share	$0.01

FINANCIAL SERVICES INC. AND AFFILIATES

COMBINED FINANCIAL STATEMENTS

JULY 31, 2008 AND 2007

(UNAUDITED)

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

FINANCIAL SERVICES , INC AND AFFILIATES
COMBINED BALANCE SHEETS
JULY 31, 2008 AND 2007
(UNAUDITED)

	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$157,325	$60,436
Accounts receivable (Note 2)	1,815,267	554,409
Prepaid expenses	1,500	2,748

Total Current Assets	1,974,092	617,593

Property and equipment, net (Note 2 and 3)	40,971	30,989

Other Assets:
Deposit	2,310	199

TOTAL ASSETS	$2,017,373	$648,781

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$275,410	$53,094
Current portion of long term debt	—	11,029
Note payable (Note 4)	1,540,031	484,510

Total Current Liabilities	1,815,441	548,633

Long term liabilities:
Long term debt (Note 5)	—	22,101

Stockholders’ Equity:

Common stock (Note 6)	18,380	14,704
Retained earnings	183,552	63,343

Total Stockholders’ Equity	201,932	78,047

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,017,373	$648,781

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENTS OF INCOME
FOR THE SEVEN MONTHS ENDED JULY 31, 2008 AND 2007
(UNAUDITED)

	2008	2007

Income	$758,960	$231,942

Expenses:

General and administrative expenses	343,838	142,364

Operating Profit	415,122	89,578

Other expenses:
Interest expense	118,564	37,808

Income before provision for income taxes	296,558	51,770

Provision for income taxes	97,948	16,763

Net profit	$198,610	$35,007

Basic and diluted net profit per share	$3.97220	$0.87518

Weighted average number of common shares outstanding	50,000	40,000

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SEVEN MONTHS ENDED JULY 31, 2008
(UNAUDITED)

	COMMON STOCK
			ADDITIONAL PAID - IN CAPITAL		STOCKHOLDERS’ EQUITY
	NUMBER OF SHARES	AMOUNT		RETAINED EARNINGS

Balance at January 1, 2008	50,000	$18,380	$—	$(15,058)	$3,322

Net profit		—	—	198,610	198,610

Balance at July 31, 2008	50,000	$18,380	$—	$183,552	$201,932

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
FOR THE SEVEN MONTHS ENDED JULY 31, 2008 AND 2007
(UNAUDITED)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit	$198,610	$35,007

Adjustments to reconcile net profit to net cash used in operating activities:
Depreciation	7,994	6,088
Changes in operating assets and liabilities:
Increase in accounts receivable	(632,063)	(250,404)
Decrease (increase) in prepaid expenses	2,084	(956)
Increase in accounts payable and accrued expenses	142,649	40,987

Net cash used in operating activities	(280,726)	(169,278)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(11,879)	(5,031)

Net cash used in investing activities	(11,879)	(5,031)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	—	7,352
Repayment of bank loan	(28,568)	(6,027)
Proceeds from note payable	426,203	209,181

Net cash provided by financing activities	397,635	210,506

Net increase in cash and cash equivalents	105,030	36,197

Cash and cash equivalents at beginning of period	52,295	24,239

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$157,325	$60,436

Supplemental cash flow information:
Interest paid	$64,676	$34,536

Income taxes paid	$—	$—

FINANCIAL SERVICES INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
JULY 31, 2008 AND 2007
(UNAUDITED)

1 – ORGANIZATION AND BUSINESS

Financial Services Inc. and affiliates (the “Company”), were incorporated in various Caribbean countries during 2006 and 2007. These Companies operate in the financial services industry and offer primarily short term micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The combined financial statements include the accounts of Financial Services Inc. and its affiliates, FastCash (St Lucia) Ltd; FastCash (Antigua) Ltd; FastCash Ltd (Grenada); Cash Express Ltd. (St Vincent), which together are under common control. The combined financial statements present more meaningful information than if financial statements for each affiliate are presently separately. All significant intercompany accounts and transactions have been eliminated in the combination. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the financial services industry.

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

FINANCIAL SERVICES, INC. AND AFFILITES

NOTES TO COMBINED FINANCIAL STATEMENT
JULY 31, 2008 AND 2007

(UNAUDITED)

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising Costs – The Company expenses advertising costs as incurred. Advertising costs for the seven months ended July 31, 2008 and 2007 were $29,985 and $31,332 respectively.

Earnings (loss) per common share – Basic earnings (loss) per common share are calculated using the weighted average number of common shares during each reporting period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
JULY 31, 2008 AND 2007

(UNAUDITED)

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Foreign currency translation:

The financial position and results of operations of the Company’s and its affiliates are measured using the local currency, Eastern Caribbean Dollars as the functional currency. These companies generate and expend cash primarily in their local currency. Revenues and expenses of such affiliates have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. There were no major exchange rate fluctuation during the period and therefore no foreign exchange gain or loss arising from translation was recorded for the periods ended July 31, 2008 and 2007.

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Direct Write-Off Method Used to Record Bad Debts:

The Company has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
JULY 31, 2008 AND 2007

(UNAUDITED)

3 – PROPERTY AND EQUIPMENT

Property and equipment at July 31, 2008 and 2007 consist of the following:

	2008	2007
Furniture and fixtures	$24,058	$10,606
Equipment and computers	20,493	12,533
Software	26,060	24,062
	70,611	47,201
Less accumulated depreciation	29,640	16,212
	$40,971	$30,989

Depreciation expense for the seven months ended July 31, 2008 and 2007 were $7,994 and $6,088 respectively.

4 – NOTE PAYABLE

This represents amounts due by the various affiliates in the form of a revolving credit agreement in the amount of $1,000,000 for each company for a total of $ 5,000,000. Advances under the terms of the agreement are due and payable on demand together with interest at a rate of 15% per annum. Amounts due at July 31, 2008 and 2007 were $1,540,031 and $484,510 respectively.

5 – BANK LOAN PAYABLE

The company has an unsecured promissory note which expires in the year 2010 and at which interest is charged at 12.5 percent annually. This loan was fully repaid in July 2008.

	2008	2007
Balance due	$—	$33,130
Current portion	—	(11,029)
Long term	$—	$22,101

FINANCIAL SERVICES, INC. AND AFFILITES

NOTES TO COMBINED FINANCIAL STATEMENT
JULY 31, 2008 AND 2007

(UNAUDITED)

6 – COMMON STOCK

The Company and its affiliates are authorized to issue 11,020,000 par value $0.3676 common shares. Common shares issued and outstanding at July 31, 2008 and 2007 were 50,000 and 40,000 respectively.

7 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

8– COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

FINANCIAL SERVICES, INC. AND AFFILITES

NOTES TO COMBINED FINANCIAL STATEMENT
JULY 31, 2008 AND 2007

(UNAUDITED)

8– COMMITMENTS AND CONTINGENCIES (CONT’D)

Facility Leases

Various affiliates of the Company leases office space on a month to month basis while others have leases expiring at various dates through 2012. These leases generally provide for fixed annual rentals. Rent expense charged to operations for the seven months ended July 31, 2008 and 2007 were $22,173 and $14,348 respectively.

The future minimal rental payments required under these leases are as follows:

Year ending December 31,	Amount
2008	$19,538
2009	10,051
2010	10,875
2011	10,875
2012	9,063
Total	$60,402

FINANCIAL SERVICES, INC. AND AFFILIATES

  COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

FINANCIAL SERVICES INC. AND AFFILIATES
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

TABLE OF CONTENTS

PAGE

INDEPENDENT AUDITORS’ REPORT

COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006	1

COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006	2

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD JANUARY 1, 2006 THROUGH DECEMBER 31, 2007	3

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006	4

NOTES TO COMBINED FINANCIAL STATEMENTS	5-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Financial Services Inc. and Affiliates

We have audited the accompanying combined balance sheets of Financial Services Inc. and affiliates (the Company) as of December 31, 2007 and 2006 and the related combined statements of operations, stockholder’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company and its affiliates are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Services Inc. and affiliates at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

FRUMKIN, LUKIN & ZAIDMAN CPAs’, P.C.

Rockville Centre, New York

June 4, 2008

FINANCIAL SERVICES , INC AND AFFILIATES

COMBINED BALANCE SHEETS

DECEMBER 31, 2007 AND DECEMBER 31, 2006

	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$52,295	$24,239
Accounts receivable (Note 2)	1,183,204	304,005
Prepaid expenses	3,584	1,792

Total Current Assets	1,239,083	330,036

Property and equipment, net (Note 2 and 3)	37,086	32,048

Other Assets:
Deposit	2,310	199
TOTAL ASSETS	$1,278,479	$362,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	132,761	12,109
Current portion of long term debt	11,029	11,029
Note payable (Note 4)	1,113,828	275,329
Total Current Liabilities	1,257,618	298,467

Long term liabilities:
Long term debt	17,539	28,128

Stockholders’ Equity:
Common stock (Note 5)	18,380	7,352
Retained earnings (accumulated deficit)	(15,058)	28,336
Total Stockholders’ Equity	3,322	35,688

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,278,479	$362,283

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Income	$476,922	$188,539

Expenses:

General and administrative expenses	402,012	128,918

Operating Profit	74,910	59,621

Other expenses:
Interest expense	98,869	38,986

(Loss) income before provision for income taxes	(23,959)	20,635

Provision for income taxes	19,435	10,290

Net (loss) profit	$(43,394)	$10,345

Basic and diluted net (loss) profit per share	$(0.86788)	$0.51725

Weighted average number of common shares outstanding	50,000	20,000

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD JANUARY 1, 2006 THROUGH DECEMBER 31, 2007

	COMMON STOCK		ADDITIONAL
	NUMBER OF SHARES	AMOUNT	PAID – IN CAPITAL	RETAINED EARNINGS	STOCKHOLDERS’ EQUITY
Balance at January 1, 2006	—	$—	$—	$17,991	$17,991

Issue of common stock	20,000	7,352	—	—	7,352

Net profit	—	—	—	10,345	10,345

Balance at December 31, 2006	20,000	7,352	—	28,336	35,688

Issue of common stock	30,000	11,028	—		11,028

Net (loss)	—	—	—	(43,394)	(43,394)

Balance at December 31, 2007	50,000	$18,380	$—	$(15,058)	$3,322

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net (loss) profit	$(43,394)	$10,345

Adjustments to reconcile net (loss) profit to net cash used in operating activities:
Depreciation	11,520	9,349
Changes in operating assets and liabilities:
Increase in accounts receivable	(879,199)	(209,155)
Decrease in due from affiliates	—	4,861
Increase in prepaid expenses	(1,792)	(689)
Increase in deposits	(2,111)	(199)
Increase (decrease) in accounts payable and accrued expenses	120,652	(5,402)

Net cash used in operating activities	(794,324)	(190,890)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,559)	(12,943)
Net cash used in investing activities	(16,559)	(12,943)

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock	11,028	7,352
Repayment of bank loan	(10,589)	(9,351)
Repayment of short term loans	—	(68,530)
Proceeds from note payable	838,500	276,763
Net cash provided by financing activities	838,939	206,234

Net increase in cash and cash equivalents	28,056	2,401

Cash and cash equivalents at beginning of period	24,239	21,838

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52,295	$24,239
Supplemental cash flow information:
Interest paid	$36,750	$18,412
Income taxes paid	$—	$—

The accompanying notes should be read in conjunction with the financial statements.

FINANCIAL SERVICES INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

1 – ORGANIZATION AND BUSINESS

Financial Services Inc. and affiliates (the “Company”), were incorporated in various Caribbean countries during 2006 and 2007. These Companies operate in the financial services industry and offer primarily short term micro loans to employees of various governmental and approved private companies.

2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The combined financial statements include the accounts of Financial Services Inc. and its affiliates, FastCash Dominica, Ltd; FastCash (St Lucia) Ltd; FastCash Antigua Ltd; FastCash Ltd (Granada); Cash Express (St Vincent), which together are under common control. The combined financial statements present more meaningful information than if financial statements for each affiliate are presently separately. All significant intercompany accounts and transactions have been eliminated in the combination. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the financial services industry.

Use of Accounting Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimate amounts are recognized in the year in which such adjustments are determined.

Income taxes – Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect of future tax assets and liabilities of a change in tax rate is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the net future losses time.

Cash and Cash Equivalents – For the purpose of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and equipment – Property and equipment are carried at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related asset.

Advertising Costs – The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2007 and 2006 were $54,874 and $13,343 respectively.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Earnings (loss) per common share – Basic earnings (loss) per common share are calculated using the weighted average number of common shares during each reporting period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

Fair value of Financial Instruments – The carrying value of accrued expenses approximates fair value due to the short period of time to maturity.

Recent Accounting Pronouncements – In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is an Amendment of FASB Statement Nos. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation of Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (Fin 48) which provides clarification related to the process associated with accounting for uncertain tax provisions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Currently this pronouncement has no effect on the financial statements.

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurement” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Currently this pronouncement has no effect on the financial statements.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

2 – SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 159, The Fair Value Option for Financial Assets and Liabilities (SFAS No. 159). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

Foreign currency translation:

The financial position and results of operations of the Company’s and its affiliates are measured using the local currency, Eastern Caribbean Dollars as the functional currency. These companies generate and expend cash primarily in their local currency. Revenues and expenses of such affiliates have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. There were no major exchange rate fluctuation during the period and therefore no foreign exchange gain or loss arising from translation was recorded for the year ended December 31, 2007 and 2006.

Revenue recognition:

Income on all loans is recognized using the interest method. Service and other related fees are recognized when earned. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that the collection of interest is doubtful. Loans are considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Direct Write-Off Method Used to Record Bad Debts:

The Company has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

FINANCIAL SERVICES, INC. AND AFFILITES
NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

3 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2007 and 2006 consist of the following:

	2007	2006
Furniture and fixtures	$17,552	$8,858
Equipment and computers	15,118	12,155
Software	26,060	21,160
	58,730	42,173
Less accumulated depreciation	21,644	10,125
	$37,086	$32,048

Depreciation expense for the years ended December 31, 2007 and 2006 were $11,520 and $9,349 respectively.

4 – NOTE PAYABLE

This represents amounts due by the various affiliates in the form of a revolving credit agreement in the amount of $1,000,000 for each company for a total of $ 5,000,000. Advances under the terms of the agreement are due and payable on demand together with interest at a rate of 15% per annum. Amounts due at December 31, 2007 and 2006 were $1,113,828 and $275,329 respectively.

5 – COMMON STOCK

The Company and its affiliates are authorized to issue 11,020,000 par value $0.3676 common shares. Common shares issued and outstanding at December 31, 2007 and 2006 were 50,000 and 20,000 respectively.

6 – CONCENTRATION OF RISK

The Company maintains cash in deposit accounts in federally insured banks. At times, the balance in the accounts may be in excess of federally insured limits.

FINANCIAL SERVICES, INC. AND AFFILITES

NOTES TO COMBINED FINANCIAL STATEMENT
DECEMBER 31, 2007 AND 2006

7 – COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Facility Leases

Various affiliates of the Company leases office space on a month to month basis while others have leases expiring at various dates through 2012. These leases generally provide for fixed annual rentals. Rent expense charged to operations for the years ended December 31, 2007 and 2006 were $27,864 and $14,202 respectively.

The future minimal rental payments required under these leases are as follows:

Year ending December 31,	Amount
2008	$19,538
2009	10,051
2010	10,875
2011	10,875
2012	9,063
Total	$60,402